Filed Pursuant to Rule 433

Registration No. 333-121077

January 10, 2007

PRICING TERM SHEET

Issuer:	Alabama Gas Corporation

Security:	5.90% Notes due 2037

Offering Size:	$45,000,000

Maturity Date:	January 15, 2037

Coupon:	5.90%

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2007

Price to Public:	100%

Spread to Benchmark Treasury:	113 bp

Benchmark Treasury:	4.50% due February 2036

Benchmark Treasury Yield:	4.77%

Make-Whole Call:	T+20 bp

Expected Settlement Date:	January 16, 2007

Anticipated Ratings:	A1 by Moody’s Investors Service, Inc. BBB+ by Standard & Poor’s Ratings Services

Sole Manager:	A.G. Edwards

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, A.G. Edwards or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling A.G. Edwards at 314-955-3000.